EXHIBIT 11
- ----------

                          ALCO STANDARD CORPORATION
                     COMPUTATIONS OF EARNINGS PER SHARE
                  (in thousands, except earnings per share)

                                              Six Months Ended March 31
                                      -----------------------------------------
                                             1994                  1993
                                      -------------------   -------------------
                                                 Fully                 Fully
                                      Primary  Diluted(1)   Primary  Diluted(1)
                                      -------  ----------   -------  ----------
Average Shares Outstanding
- --------------------------
Common shares                          50,774    50,774      46,355    46,355
Preferred stock
  Considered common equivalents             9         9          69        69
  Senior securities                               4,508                 2,452
Options                                   968     1,044         615       856
                                      -------   -------     -------   -------
  Total shares                         51,751    56,335      47,039    49,732
                                      =======   =======     =======   =======

Income
- ------
Continuing operations                 $69,875   $69,875     $54,299   $54,299
Discontinued operations                                       3,218     3,218
                                      -------   -------     -------   -------
Income before cumulative effect of
  changes in accounting principles     69,875    69,875      57,517    57,517
Cumulative effect of
  Postretirement benefits other than
    pensions (net of income taxes)     (1,421)   (1,421)
  Income taxes                          1,421     1,421
                                      -------   -------     -------   -------
Net Income                             69,875    69,875      57,517    57,517
Preferred dividends                     5,786                 3,214
                                      -------   -------     -------   -------
Net income available to common
  shareholders                        $64,089   $69,875     $54,303   $57,517
                                      =======   =======     =======   =======

Earnings Per Share
- ------------------
Continuing operations                   $1.24     $1.24       $1.09     $1.09
Discontinued operations                                        0.07      0.07
                                      -------   -------     -------   -------
Before cumulative effect of changes
  in accounting principles               1.24      1.24        1.16      1.16
Cumulative effect of
  Postretirement benefits other than
    pensions (net of income taxes)      (0.03)    (0.03)
  Income taxes                           0.03      0.03
                                      -------   -------     -------   -------
                                        $1.24     $1.24       $1.16     $1.16
                                      =======   =======     =======   =======

(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB No. 15 because it results in dilution of less than 3%.